As filed with the Securities and Exchange Commission on February 5, 2021
Registration No. 333-197353

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Century Communities, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0521411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(303) 770-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Century Communities, Inc. First Amended & Restated
2013 Long-Term Incentive Plan
(Full title of the plan)

Dale Francescon
Chairman of the Board and Co-Chief Executive Officer
Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(303) 770-8300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:
Amy E. Culbert, Esq.
Fox Rothschild LLP
222 South Ninth Street, Suite 2000
Minneapolis, Minnesota  55402-3338
(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-197353) (the “Registration Statement”) filed by Century Communities, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on July 10, 2014, as amended by Post-Effective Amendment No. 1 filed with the Commission on May 17, 2016, which Registration Statement registered 1,846,000 shares of common stock. $0.01 par value per share, of the Registrant (“Common Stock”) to be issued pursuant to the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan (the “2013 Plan”), and as further amended by:

•
Post-Effective Amendment No. 2 filed with the Commission on May 10, 2017, which removed from registration 575,984 shares of Common Stock under the 2013 Plan that were carried over to the Century Communities, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”); and

•
Post-Effective Amendment No. 3 filed with the Commission on May 10, 2019, which removed from registration an additional 274,318 shares of Common Stock under the 2013 Plan that were carried over to the 2017 Plan.

The Registrant’s authority to grant new awards under the 2013 Plan terminated upon shareholder approval of the 2017 Plan on May 10, 2017 (the “Effective Date”). The number of shares of Common Stock available for issuance under the 2017 Plan included, subject to adjustment pursuant to the terms of the 2017 Plan, 690,182 shares of Common Stock subject to awards outstanding under the 2013 Plan as of Effective Date, but only to the extent such awards were forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date (the “Carryover Shares”). On May 20, 2019, the Registrant removed from registration 274,318 shares of Common stock under the 2013 Plan that were carried over to the 2017 Plan.

The Registrant is filing this Post-Effective Amendment in order to remove from registration an additional 8,098 Carryover Shares (in addition to the 274,318 Carryover Shares) under the 2013 Plan that were carried over to the 2017 Plan since the Effective Date, thereby bringing the total number of Carryover Shares to 282,416 of the possible 690,182 shares. Since there are no awards remaining outstanding under the 2013 Plan, there will be no additional Carryover Shares and, therefore, no further Post-Effective Amendments to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on February 5, 2021.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board and Co-Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 4 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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